10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of
1940.

Fund

Mid Cap Growth Fund

Security

Amylin Pharmaceuticals Inc

Advisor

EIMCO

Transaction

 Date

                                    1/21/2005

Cost

                                                        $3,065,590

Offering Purchase

                                     1.741%

Broker
------
Morgan Stanley & Co.
Underwriting
------------
Syndicate
Members
Morgan Stanley & Co.
Goldman, Sachs & Co.
Banc of America Securities LLC
J.P. Morgan Securities Inc.
Wachovia Securities, Inc.